Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of iShares Bitcoin Trust of our report dated December 1, 2023 relating to the financial statement of iShares Bitcoin Trust, which appears in this Registration Statement. We also consent to the reference to us under the heading "Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

December 4, 2023